EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to references to our firms in the form and context in which they appear in the Annual Report on Form 10-K/A of GeoResources, Inc. for the year ended December 31, 2009.  We hereby further consent to the use of information contained in our reports setting forth the estimates of revenues from GeoResources’ oil and gas reserves as of December 31, 2009, 2008, and 2007 and to the inclusion of our report dated February 22, 2010, as an exhibit to the Annual Report on Form 10-K/A of GeoResources, Inc. for the year ended December 31, 2009.

Sincerely,

/s/ Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693
July 23, 2010